                                                                     EXHIBIT 5.1

                      [MORRISON & FOERSTER LLP LETTERHEAD]

                               November 17, 2000

JDS Uniphase Corporation
210 Baypointe Parkway
San Jose, California 95134

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-4, including the proxy statement-prospectus forming a part thereof, filed by you with the Securities and Exchange Commission on September 7, 2000 and subsequently to be amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 342,022,800 shares of your common stock, $.001 par value per share (the "Stock"). The Stock will be issued to the former stockholders of SDL, Inc. ("SDL"), a Delaware corporation, pursuant to the terms of that certain Agreement and Plan of Reorganization and Merger, dated as of July 9, 2000, by and among you, K2 Acquisition, Inc., a Delaware corporation and your wholly-owned subsidiary, and SDL (the "Merger Agreement"). As counsel to the Company and in connection with this opinion, we have examined all proceedings taken by you in connection with the registration of the Stock.

     It is our opinion that the Stock, which is being issued by you in exchange for the shares of common stock of SDL pursuant to the Merger Agreement, when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                              Very truly yours,

                              /s/ MORRISON & FOERSTER LLP